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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*


                         Document Sciences Corporation
                   -----------------------------------------
                               (Name of Issuer)


                                  Common Stock
                   -----------------------------------------
                        (Title of Class of Securities)


                                  25614R-10-5
                   -----------------------------------------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               PAGE 1 OF 5 PAGES

--------------------------------------------------------------------------------
CUSIP NO. 25614R-10-5                13G                       PAGE 2 OF 5 PAGES
--------------------------------------------------------------------------------

--------------  ----------------------------------------------------------------
      1         NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF
                ABOVE PERSONS
                     Tony N. Domit
                     ###-##-####
--------------  ----------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                     (a) [ ]
                     (b) [ ]
--------------  ----------------------------------------------------------------
      3         SEC USE ONLY

--------------  ----------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OF ORGANIZATION
                     USA
--------------  ----------------------------------------------------------------
   NUMBER OF           5        SOLE VOTING POWER
    SHARES                           548,039*#
 BENEFICIALLY   --------------  ------------------------------------------------
   OWNED BY            6        SHARED VOTING POWER
     EACH                            -0-
  REPORTING     --------------  ------------------------------------------------
 PERSON WITH           7        SOLE DISPOSITIVE POWER
                                     548,039*#
                --------------  ------------------------------------------------
                       8        SHARED DISPOSITIVE POWER
                                     -0-
--------------  ----------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     548,039*#
--------------  ----------------------------------------------------------------
     10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
                SHARES*
                     [ ]
--------------  ----------------------------------------------------------------
     11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     5.1%
--------------  ----------------------------------------------------------------
     12         TYPE OF REPORTING PERSON
                     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

ITEM 1.

        (a)     Name of Issuer:
                Document Sciences Corporation

        (b)     Address of Issuer's Principal Executive Offices:
                6333 Greenwich Drive, Suite 200
                San Diego, CA 92122

ITEM 2.

        (a)     Name of Person Filing:
                Tony N. Domit

        (b)     Address of Principal Business Office or, if none, Residence:
                6333 Greenwich Drive, Suite 200
                San Diego, CA 92122

        (c)     Citizenship:
                United States

        (d)     Title of Class of Securities:
                Common Stock

        (e)     CUSIP Number:
                25614R-10-5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

        (a)     [ ]     Broker of Dealer registered under Section 15 of the Act,

        (b)     [ ]     Bank as defined in Section 3(a)(6) of the Act,

        (c)     [ ]     Insurance Company as defined in Section 3(a)(19) of the
                        Act,

        (d)     [ ]     Investment Company registered under Section 8 of the
                        Investment Company Act.

        (e)     [ ]     Investment Adviser registered under Section 203 of
                        the Investment Advisers Act of 1940,

        (f)     [ ]     Employee Benefit Plan, Pension Fund which is subject
                        to the provisions of the Employee Retirement Income
                        Security Act of 1974 or Endowment Fund; see Rule
                        13d-1(b)(1)(ii)(F),

        (g)     [ ]     Parent Holding Company, in accordance with
                        Rule 13D-1(b)(ii)(G); See Item 7,

        (h)     [ ]     Group, in accordance with Rule 13d-1(b)(1)(ii)(H),


ITEM 4. OWNERSHIP

        (a)     Amount Beneficially Owned:
                548,039*#

        (b)     Percent of Class:
                5.1%

        (c)     Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:
                        548,039*#

                 (ii)   shared power to vote or to direct the vote:
                        -0-

                (iii)   sole power to dispose or to direct the disposition of:
                        548,039*#

                 (iv) shared power to dispose or to direct the disposition of:
                        -0-

                *Mr. Domit and his spouse, Gail A. Domit, own the shares as co-trustees under Declaration of Trust of the Tony & Gail Domit Family Trust dated June 19, 1992. Pursuant to the Trust, Tony and Gail Domit share voting and dispositive powers as co-trustees with respect to 541,130 shares of Common Stock.

                #Includes 6,909 shares issuable upon the exercise of the stock option to purchase shares of Common Stock which are exercisable within 60 days of December 31, 1997 held by Tony N. Domit.


                               PAGE 3 OF 5 PAGES

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        N/A



                               PAGE 4 OF 5 PAGES

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 9, 1998
                                        -----------------------------------
                                        Date

                                        /s/ TONY N. DOMIT
                                        -----------------------------------
                                        Signature

                                        Tony N. Domit, President & CEO
                                        -----------------------------------
                                        Name/Title



                               PAGE 5 OF 5 PAGES